Exhibit 10.8D

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (“Amendment”) is entered into, and dated for reference purposes, as of March 31, 2008 (the “Execution Date”) by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“Metropolitan”), as Landlord (“Landlord”), and Codexis, Inc. a Delaware corporation (“Codexis”), as Tenant (“Tenant”), with reference to the following facts (“Recitals”):

A. Landlord and Tenant are the parties to that certain written lease which is comprised of the following: that certain written Lease, dated as of October, 2003, by and between Landlord and Tenant (the “Original Lease”) “) for certain premises described therein and commonly known as 501 Chesapeake Drive in Building 3 and all the rentable area of Building 4 (consisting of 200 and 220 Penobscot Drive (collectively, the “Original Premises”), all as more particularly described in the Original Lease, as amended by that certain First Amendment to Lease, dated as of June 1, 2004, by and between Landlord and Tenant (the “First Amendment”), as amended by that certain Second Amendment to Lease, dated as of March 9, 2007, by and between Landlord and Tenant (the “Second Amendment”) for certain premises described therein and commonly known as 640 Galveston Drive, which is part of Building 5 (the “640 Galveston Premises”), all as more particularly described in the Second Amendment. The Original Lease, as amended, is referred to as the “Existing Lease” and the Original Premises plus the 640 Galveston Premises is collectively referred to as the “Existing Premises”.

B. Landlord and Tenant desire to provide for (i) the lease to Tenant of the Building 2 Space (defined below) for a term longer than the term applicable respectively to each of the Original Premises and the 640 Galveston Premises; and (ii) other amendments of the Existing Lease as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Scope of Amendment; Defined Terms. Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. The term “Lease” as used herein and in the Existing Lease shall refer to the Existing Lease as modified by this Amendment. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise.

Section 2. Confirmation of Term. Landlord and Tenant acknowledge and agree that notwithstanding any provision of the Existing Lease to the contrary: (a) as contemplated by the Existing Lease, the Expiration Date of the Term of the Lease of the Original Premises is January 31, 2011; (b) as contemplated by the Existing Lease, the 640 Galveston Expiration Date is April 30, 2012; and (c) the initial Term of the Lease of the Building 2 Space shall expire later as provided below.

Section 3. Lease of Building 2 Space.

(a) Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Building 2 Space (defined below) upon and subject to all of the terms, covenants and conditions of the Existing Lease except as expressly provided herein. “Building 2 Space” is the entire rentable area of Building Number 2 located in Phase I of Seaport Centre at the street address of 400 Penobscot Drive, Redwood City, California 94063, as shown on Exhibit A to this Amendment. Landlord and Tenant hereby agree that the Building 2 Space is conclusively presumed to be 37,856 rentable square feet.

(b) Delivery; Construction & Construction Period; Commencement Date; Term; Other Provisions. Notwithstanding any provision of the Existing Lease to the contrary, the following provisions shall govern the Building 2 Space:

(1) Delivery; Construction; Construction Period; Commencement Date; Term. Landlord shall tender to Tenant possession of the Building 2 Space in the condition specified in the Workletter (Exhibit B to this Amendment) no later than one (1) business day after execution of this Amendment by both Tenant and Landlord (the “Projected Commencement Date”). The date on which Landlord actually tenders to Tenant possession of the Building 2 Space shall be the “Building 2 Commencement Date” on which the Term of this Lease of the Building 2 Space commences, and on and after such date all the terms and conditions of the Lease shall apply, and Tenant shall observe and perform all terms and conditions of the Lease, except that until April 1, 2008 (the “Building 2 Rent Start Date”), Tenant shall not be obligated to pay Monthly Base Rent or Rent Adjustments. The Term of this Lease of the Building 2 Space (“Building 2 Term”) shall start on the Building 2 Commencement Date and end March 31, 2013 (the “Building 2 Expiration Date”).

(2) Tenant Additions/Tenant Improvements. Subject to Section 4 below, all improvements permanently affixed to or on Building Number 2 by Tenant under this Amendment or hereafter under this Lease, including, without limitation: (a) walls, ceilings, flooring, building fixtures (such as plumbing, power, lighting and HVAC systems), including without limitation, all improvements made as part of the Special Tenant Work (described in Exhibit B-2 to the Workletter); (b) all lab benches and corresponding casework, lab sinks, lab or fume hoods, supplemental or special ventilating and air conditioning equipment, and any and all lab installations and fixtures, shall, without compensation or credit to Tenant, become part of the Building 2 Space and the property of Landlord at the time of their installation and shall remain in Building Number 2, unless pursuant to Subsection 4 below, other express provision of this Lease or a subsequent written agreement between the parties hereto, Tenant is permitted or required to remove them. For the avoidance of doubt, the term “permanently affixed” shall not be construed to mean otherwise free-standing equipment that has been secured to the Premises for the primary purpose of seismic stability and/or the prevention of theft.

(3) Confirmation of Commencement Date. Upon request by Landlord, Tenant and Landlord shall enter into an agreement (the form of which is Exhibit C to this Amendment) confirming the Building 2 Commencement Date and the Building 2 Expiration Date. If within ten (10) business days after Landlord’s request enclosing the proposed agreement, Tenant fails either (i) to enter into such agreement, or (ii) to give Landlord written notice of any item(s) therein which Tenant believes are incorrect, the corrections(s) proposed by Tenant and reasons therefor, then the Building 2 Commencement Date and the Building 2 Expiration Date shall be the dates designated by Landlord in such agreement.

(4) Failure to Deliver Possession. If Landlord shall be unable to give possession of the Building 2 Space on the Projected Commencement Date by reason of the following: (i) the holding over or retention of possession of any tenant, tenants or occupants, or (ii) for any other reason, then Landlord shall not be subject to any liability for the failure to give possession on said date. Under such circumstances, by operation of Subsection (1) above, the Commencement Date is automatically adjusted and determined in relation to the date Landlord actually tenders possession of the Building 2 Space to Tenant. If Landlord tenders possession after March 31, 2008, the Building 2 Rent Start Date shall be the date on which Landlord tenders possession. Failure to deliver possession on the originally scheduled Projected Commencement Date shall not affect the validity of this Lease or the obligations of the Tenant hereunder.

(5) Premises. From and after the delivery of the Building 2 Space to Tenant, the term “Premises” as used in the Lease shall mean the Existing Premises together with the Building 2 Space.

(c) Monthly Base Rent for Building 2 Space. Notwithstanding any provision of the Existing Lease to the contrary, Monthly Base Rent for the Building 2 Space shall be payable on the Building 2 Rent Start Date and thereafter on the first day of each calendar month of the Building 2 Term, in the manner required for Monthly Base Rent in the Existing Lease, but the amounts are additional to rent payable under the Existing Lease, and the amount of Monthly Base Rent due and payable by Tenant for the Building 2 Space and monthly schedule therefor starting on the Building 2 Commencement Date shall be as set forth in the schedule below:

Period from/to	Monthly		Annual Rate/SF of Rentable Area
Commencement Date – 03/31/08	*$	0.00	$0.00
04/01/08 – 09/30/08		$32,400.00	(negotiated initial amount	)
10/01/08 – 03/31/09		$68,140.80	$21.60
04/01/09 – 03/31/10		$70,191.33	$22.25
04/01/10 – 03/31/11		$72,304.96	$22.92
04/01/11 – 03/31/12		$74,450.13	$23.60
04/01/12 – 03/31/13		$76,689.95	$24.31

*	If, and only if, this Amendment is executed and the Premises delivered to Tenant before April 1, 2008, the early occupancy period before April 1, 2008 will be free of Monthly Base Rent and Rent Adjustments. Tenant shall pay Landlord the initial installment of Monthly Base Rent (for April, 2008) concurrently with execution of this Amendment.

(d) Tenant’s Share of Operating Expenses. Notwithstanding any provision of the Existing Lease to the contrary, in addition to Tenant’s payment of Rent Adjustment Deposits and Rent Adjustments with respect to the Existing Premises, Tenant shall pay Rent Adjustment Deposits and Rent Adjustments with respect to the Building 2 Space starting on the Building 2 Rent Start Date and continuing during the Building 2 Term, which shall be payable as set forth in the Existing Lease, except that for such purposes Tenant’s Building 2 Share shall be as set forth below, and Tenant’s Phase Share and Tenant’s Project Share shall be modified as set forth below:

Tenant’s Building 2 Share:	100.0%
Tenant’s Phase 1 Share:	28.712%* (see provision below)
Tenant’s Project Share:	16.147%* (see provision below)

*	If the Term of the Original Premises is not extended, then from the later of such expiration or the date Tenant vacates the Original Premises for the remaining Building 2 Term, Tenant’s Phase 1 Share shall be reduced by 13.05% and Tenant’s Project Share shall be reduced by 7.33%. If the Term of the 640 Galveston Space is not extended, then from the later of such expiration or the date Tenant vacates the 640 Galveston Space for the remaining Building 2 Term, Tenant’s Phase 1 Share shall be reduced by 3.112% and Tenant’s Project Share shall be reduced by 1.747%.

(e) Parking. Notwithstanding any provision of the Existing Lease to the contrary, on and after the Building 2 Commencement Date during the Building 2 Term, Tenant shall have the right to use, on an unassigned basis, an additional one hundred twenty-five (125) Parking Spaces

(f) Signage.

(1) Grant of Right. Notwithstanding any provision of the Existing Lease to the contrary, on and after the Building 2 Commencement Date for the Building 2 Term, Tenant shall have the right to (1) place its company name and logo on the door(s) at the main entry to Building Number 2 (the “Entry Signage”); and (2) only for so long as Tenant leases, is continuously conducting regular, active, ongoing business in, and is in occupancy (and occupancy by a subtenant, licensee or other party permitted or suffered by Tenant shall not satisfy such condition) of not less than fifty percent (50%) of the entire Building 2 Space, place its company name and logo on its pro-rata share of the signage area on the existing, exterior monument sign for Building Number 2, subject to the terms and conditions set forth in this Section (“Monument Signage”)(collectively, the Entry Signage and Monument Signage are referred to as the “Exterior Sign Right”).

(2) General Conditions & Requirements. The size, type, style, materials, color, method of installation and exact location of the sign, and the contractor for and all work in connection with the sign, contemplated by this Section shall (i) be subject to Tenant’s compliance with all applicable laws, regulations and ordinances and with any covenants, conditions and restrictions of record which affect the Property; (ii) be subject to Tenant’s compliance with all requirements of Landlord’s current Project signage criteria at the time of installation; (iii) be consistent with the design of Building Number 2 and the Project; (iv) be further subject to Landlord’s prior written consent. Tenant shall, at its sole cost and expense, procure, install, maintain in first class appearance and condition, and remove such sign.

(3) Removal & Restoration. Upon the expiration or termination of the Exterior Sign Right, but in no event later than the expiration of the Building 2 Term or earlier termination of the Lease, Tenant shall, at its sole cost and expense, remove such sign and shall repair and restore the area in which the sign was located to its condition prior to installation of such sign.

(4) Right Personal. The right to Monument Signage under this Section is personal to Codexis and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to, any person or entity.

Section 4. Certain Provisions Re Equipment & Trade Fixtures Entirely Paid for by Tenant; Lender Access Rights. Notwithstanding any of the foregoing to the contrary, with respect to any part of the Premises (both the Building 2 Space and Existing Premises):

(a) if so requested by Tenant in writing (and prominently in all capital and bold lettering which also states that such request is pursuant to Section 4 of the Third Amendment) at the time Tenant requests approval of any Tenant Work or Tenant Alterations, Landlord shall advise Tenant at the time of Landlord’s approval of such Tenant Work or Tenant Alterations as to whether Landlord will require that such Tenant Work or Tenant Alterations be removed by Tenant; provided, however, regardless of the foregoing, in any event, Landlord may require removal of any Tenant Work or Tenant Alterations containing Hazardous Material, Tenant’s trade fixtures, and, subject to Section 6.03 of the Original Lease, cabling and wiring installed for Tenant’s personal property or trade fixtures;

(b) with respect to equipment or trade fixtures (but not walls, ceilings, flooring or building fixtures, such as plumbing, power, lighting, HVAC systems) hereafter permanently affixed and paid for entirely by Tenant (without reimbursement in full or part out of any funds provided by Landlord), which items are specifically identified in writing delivered by Tenant to Landlord, including the building address and location within the building where the items are located, with substantiation by Tenant that such items have been paid for entirely by Tenant, then such equipment and trade fixtures shall become the property of Landlord upon the expiration or earlier termination of the Term of the Lease as to the part of the Premises in which such item is located, and Landlord will not unreasonably withhold its consent to a written request by Tenant that such items be part of the Limited Collateral covered by a Landlord’s Consent to Encumbrance of Limited Collateral (more particularly described in Section 4(c) below).

(c) in the event that Tenant borrows money and/or obtains other financial accommodations up to an aggregate indebtedness or line of credit in the amount of Fifteen Million Dollars ($15,000,000.00) from General Electric Capital Corporation (“GECC”) (for its own account and/or as agent for a group of lenders) or an institutional lender which is its successor or assign, or which provides substitute or replacement financing (“Lender”), and in connection therewith grants the Lender a security interest in “Limited Collateral” (as defined in the form of “Landlord’s Consent to Encumbrance of Limited Collateral” which is set forth in Exhibit D to this Amendment) (and any agreement evidencing the foregoing loan and security agreement is referred to as a “Loan Agreement”), provided that there shall be no more than one such Lender with a security interest in the Limited Collateral at any one time, then upon written request from Tenant, during the term of any such Loan Agreement Landlord agrees that it will enter into an agreement providing Lender access to the Premises for the sole purpose of enforcing and perfecting the security interest of such Lender in the Limited Collateral, on those terms and conditions contained in the form of “Landlord’s Consent to Encumbrance of Limited Collateral” which is set forth as Exhibit D to this Amendment.

Section 5. Increase in the Security. Notwithstanding any provision of the Existing Lease to the contrary:

(a) Tenant and Landlord acknowledge that pursuant to Section 5.02 of the Existing Lease, Tenant elected to deliver the Letter of Credit in lieu of cash Security Deposit, and immediately prior to execution of this Amendment, the amount of the Letter of Credit required under the Existing Lease and held by Landlord is Four Hundred Fifty-three Thousand Six Hundred Twenty-four Dollars ($453,624);

(b) The amount of Security Deposit and Letter of Credit required as of the Execution Date of this Amendment is hereby increased by One Hundred Fifty-three Thousand Three Hundred Eighty Dollars ($153,380) and simultaneously with delivering to Landlord this Amendment signed by Tenant, Tenant shall deliver to Landlord an amendment or replacement of the Letter of Credit which increases the amount of the Letter of Credit to Six Hundred Seven Thousand and Four Dollars ($607,004);

(c) The text of Section 5.02(c) of the Existing Lease (as amended by Section 4(c) of the Second Amendment) is deleted and the following is inserted in its place:

“Notwithstanding anything to the contrary contained herein, after the Execution Date of the Third Amendment to Lease, the following reduction provisions shall apply. If Tenant is not in Default under the Lease on February 1, 2008, an amendment or replacement of the Letter of Credit may be issued which decreases by Forty-five Thousand Dollars ($45,000) the amount of the Letter of Credit to the revised total amount of Five Hundred Sixty-two Thousand and Four Dollars ($562,004). If Tenant is not in Default under the Lease on February 1, 2009, an amendment or replacement of the Letter of Credit may be issued which decreases by Forty-five Thousand Dollars ($45,000) the amount of the Letter of Credit to the revised total amount of Five Hundred Seventeen Thousand and Four Dollars ($517,004). If Tenant is not in Default under the Lease on February 1, 2010, an amendment or replacement of the Letter of Credit may be issued which decreases by Forty-five Thousand Dollars ($45,000) the amount of the Letter of Credit to the revised total amount of Four Hundred Seventy-two Thousand and Four Dollars ($472,004).”

(d) The second sentence of Section 5.02(a) (as amended by Section 4(d) of the Second Amendment) is deleted and the following is inserted in its place: “The Letter of Credit shall be maintained in effect until the “LOC Expiration Date”, which shall mean the date which is ninety (90) days after the last to occur of the four events specified in Section 5.02(d) of the Existing Lease or the 640 Galveston Expiration Date or the Building 2 Expiration Date, and provided that on the LOC Expiration Date, Tenant shall not be in Default, Landlord shall return to Tenant the Letter of Credit and any Letter of Credit Proceeds then held by Landlord (other than those held for application by Landlord on account of a Default as provided below)”

Section 6. Excess Rent. Notwithstanding anything to the contrary contained the Existing Lease, solely with respect only to the Building 2 Space, in determining “Excess Rent” in conjunction with the sublease or assignment of any of the Building 2 Space, Section 10.03 of the Existing Lease is amended to add the following to the end of the first sentence thereof: “; and (4) Excess Initial Improvements. For purposes of this Section 10.03, “Excess Initial Improvements” shall mean (w) the amount of actual out-of-pocket costs incurred by Tenant to build the Tenant Work in or on Building Number 2 (excluding Tenant’s moveable personal property) in excess of the Allowance (in the aggregate, including the allowances provided for specific purposes), provided that Tenant has provided Landlord with a detailed itemization of such costs and receipts therefor, (x) which sum shall be divided by the Rentable Area of the Building 2 Space, (y) which quotient shall be further divided by sixty (60), and (z) which quotient shall be multiplied by the rentable area of the portion of the Building 2 Space being assigned or subleased.”

Section 7. Negotiation Right.

(a) Landlord hereby grants Tenant a one-time right to negotiate the lease of the 600 Galveston Negotiation Space (defined below). if and to the extent such space is Available (defined below) during the period beginning on the Execution Date of this Amendment and expiring twenty-four (24) months prior to the Expiration Date of the Building 2 Term (the “Negotiation Period”), upon and subject to the terms and conditions of this Section (the “Negotiation Right”), and provided that at the time of exercise of such right: (i) Tenant must be conducting regular, active, ongoing business in, and be in occupancy (and occupancy by a subtenant, licensee or other party permitted or suffered by Tenant shall not satisfy such condition) of the entire Building 2 Space; and (ii) there has been no material adverse change in Tenant’s financial position from such position as of the date of execution of the Lease, as certified by Tenant’s independent certified public accountants, and as supported by Tenant’s certified financial statements, copies of which shall be delivered to Landlord with Tenant’s written notice exercising its right hereunder. Without limiting the generality of the foregoing, Landlord may reasonably conclude there has been a material adverse change if Tenant’s independent certified public accountants do not certify there has been no such change.

(b) The “600 Galveston Negotiation Space” shall mean the leaseable space with a street address of 600 Galveston Drive and Rentable Area of approximately 25,438 square feet. For purposes of this Negotiation Right, the term “Available” shall mean that the space in question is either: (1) vacant and free and clear of all “Prior Rights” (defined below); or (2) space as to which Landlord has received a proposal, or Landlord is making a proposal, for a lease or rights of any nature applicable in the future when such space would be free and clear of all Prior Rights. For purposes of this Negotiation Right, the term “Prior Rights” shall mean rights of other parties, including without limitation, a lease, lease option, or option or other right of extension, renewal, expansion, refusal, negotiation or other right, either: (i) pursuant to any lease or written agreement which is entered into on or before the Execution Date of this Amendment; or (ii) pursuant to any extensions or renewal of any of the foregoing, whether or not set forth in such lease or written agreement, and Landlord shall be free at any time to enter such extension or renewal; or (iii) pursuant to any amendment or modification of any of the foregoing, and Landlord shall be free at any time to enter such amendment or modification.

(c) Nothing herein shall be deemed to limit or prevent Landlord from marketing, discussing or negotiating with any other party for a lease of, or rights of any nature as to, any part of the Negotiation Space, but during the Negotiation Period before Landlord makes any written proposal to any other party (other than a party with Prior Rights) for any Negotiation Space which becomes Available (including giving a written response to any proposal or offer received from another party), or contemporaneously with making any such proposal, and in any event within thirty (30) days after such space becomes vacant and free and clear of all Prior Rights, Landlord shall give Tenant written notice (“Landlord’s Notice”), which notice identifies the space Available and Landlord’s estimate of the projected date such space will be vacant and deliverable to Tenant. Notwithstanding any of the foregoing to the contrary, Tenant acknowledges that: (i) Landlord has disclosed that as of the Execution Date of this Amendment, the 600 Galveston Negotiation Space is vacant and free and clear of all Prior Rights, and that after the Execution Date of this Lease, Landlord has the right at any time to give Landlord’s Notice with respect to such space. For a period of five (5) business days after Landlord gives Landlord’s Notice (the “Election Notice Period”), Tenant shall have the right to initiate negotiations in good faith for the lease of all (and not less than all) the space identified in Landlord’s Notice by giving Landlord written notice (“Election Notice”) of Tenant’s election to exercise its Negotiation Right to lease such space.

(d) If Tenant timely and properly gives the Election Notice, Landlord and Tenant shall, during the five (5) business day period (the “Second Period”) following Landlord’s receipt of the Election Notice, negotiate in good faith for the lease of the Negotiation Space which is the subject of the Landlord Notice as set forth below. Any lease by Tenant pursuant to this Negotiation Right: (1) shall be for all (and not less than all) the Negotiation Space which is the subject of the Landlord Notice; (2) the subject Negotiation Space shall, upon delivery, be part of the Premises under the Lease, such that the term “Premises” thereafter shall include the subject Negotiation Space; (3) starting on such delivery date, with respect to the subject Negotiation Space Tenant shall additionally pay Tenant’s Share of Operating Expenses, with

Tenant’s Share recalculated to reflect addition of the Negotiation Space; (4) the number of parking spaces applicable to the subject Negotiation Space shall be calculated at the rate of 3.3 spaces per 1000 square feet of Rentable Area of the subject Negotiation Space, and the type of, location of and charge for such spaces shall be as otherwise provided in the Lease; and (5) such lease shall be upon and subject to all the other terms, covenants and conditions provided in the Lease, except that the following terms shall be subject to such negotiation and agreement of the parties: (aa) the amount of the Monthly Base Rent with respect to the Negotiation Space; (bb) the term of the lease of the Negotiation Space shall be subject to negotiation, but shall not be less than the Term of the Lease of the Building 2 Space (including any extension pursuant to the Option to Extend); (cc) any improvements or alterations to be done, or allowance therefor, if any, specifically agreed upon, and absent such agreement, Tenant shall accept the Negotiation Space in its then AS IS condition without any obligation of Landlord to repaint, remodel, improve or alter the subject Negotiation Space for Tenant’s occupancy or to provide Tenant any allowance therefor, but such space shall be delivered broom clean and free of all tenants or occupants (and their personal property); (dd) increase in the Security; and (ee) Landlord shall deliver the subject Negotiation Space to Tenant in such AS IS condition no later than thirty (30) days after Landlord regains possession of such space, but in no event shall Landlord have any liability for failure to deliver the subject Negotiation Space to Tenant on any projected delivery date due to the failure of any occupant to timely vacate and surrender such space or due to Force Majeure, and such failure shall not be a default under the Lease or impair its validity. The foregoing obligation of Landlord to negotiate is non-exclusive and nothing herein shall be deemed to prevent Landlord from negotiating with any other party for the Negotiation Space, whether or not Landlord and Tenant are negotiating for the same, but any other such negotiation shall be subject to the aforesaid obligation to negotiate with Tenant in good faith.

(e) If Tenant either fails or elects not to exercise its Negotiation Right as to the Negotiation Space covered by Landlord’s Notice by not giving its Election Notice within the Election Notice Period, or if Tenant gives Tenant’s Election Notice but Tenant and Landlord do not execute (1) a written letter of intent reflecting the significant business terms for the lease of the Negotiation Space within five (5) business days after delivery of the Election Notice, and (2) a corresponding amendment prepared by Landlord within five (5) days after Landlord gives Tenant such proposed amendment, then in any such event Tenant’s Negotiation Right shall terminate, and be null and void, as to the subject space identified in the applicable Landlord’s Notice (but not as to any Negotiation Space subject to this Negotiation Right which has not become Available and been included in a Landlord’s Notice), and at any time thereafter Landlord shall be free to lease and/or otherwise grant options or rights to the subject space on any terms and conditions whatsoever free and clear of the Negotiation Right.

(f) During any period that Tenant does not occupy the entire Premises or that there is an uncured default by Tenant under the Lease, or any state of facts which with the passage of time or the giving of notice, or both, would constitute such a default, the Negotiation Right shall not apply and shall be ineffective and suspended, and Landlord shall not be obligated to give a Landlord’s Notice as to any space which becomes Available during such suspension period, and Landlord shall not be obligated to negotiate (or enter into any amendment) with respect to any Negotiation Space which was the subject of a pending Landlord’s Notice for which an amendment has not been fully executed, and during such suspension period Landlord shall be free to lease and/or otherwise grant options or rights to such space on any terms and conditions whatsoever free and clear of the Negotiation Right. The Negotiation Right shall terminate upon any of the following: (1) the termination of the Lease, whether by Landlord upon the occurrence of a Tenant default or otherwise; or (2) the failure of Tenant timely to exercise, give any notices, perform or agree, within any applicable time period specified above, with respect to any Negotiation Space which was the subject of any Landlord’s Notice.

(g) The Negotiation Right is personal to Codexis and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any person or entity.

Section 8. Option to Extend. The Option to Extend set forth in Section 26.21 of the Existing Lease shall apply to the Building 2 Space as part of the Premises, but as to only the Building 2 Space the Option to Extend shall be modified as follows (such Option, as modified, may be referred to as the “Building 2 Option to Extend”): (a) there shall be a separate and distinct Option Term with respect to the

Building 2 Space which shall commence immediately after the Building 2 Expiration Date and shall expire five years thereafter (the “Building 2 Option Term”), and Tenant and Landlord acknowledge and agree that the Building 2 Option Term shall expire later than the expiration of the Option Terms respectively for each of the Original Premises and the 640 Galveston Space; (b) the Prevailing Market Rent for the Building 2 Option Term shall be determined for the Building 2 Space and the type and quality of tenant improvements for it, but the monthly rate of the Option Term Rent for the Building 2 Space shall be not less than the monthly rate of the Preceding Rent for the last month of the initial Building 2 Term; and (c) the period within which the Building 2 Option to Extend may be exercised shall be calculated in reference to the Building 2 Expiration Date.

Section 9. Brokers. Notwithstanding any other provision of the Existing Lease to the contrary, Tenant represents that in connection with this Amendment it is represented by CB Richard Ellis (“Tenant’s Broker”) and, except for Tenant’s Broker and Cornish and Carey Commercial (“Landlord’s Broker”) identified below, Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Amendment, and no such person initiated or participated in the negotiation of this Amendment. Tenant hereby indemnifies and agrees to protect, defend and hold Landlord and Landlord’s Broker harmless from and against all claims, losses, damages, liability, costs and expenses (including, without limitation, attorneys’ fees and expenses) by virtue of any broker, agent or other person claiming a commission or other form of compensation by virtue of alleged representation of, or dealings or discussions with, Tenant with respect to the subject matter of this Amendment, except for Landlord’s Broker and except for a commission payable to Tenant’s Broker to the extent provided for in a separate written agreement between Tenant’s Broker and Landlord’s Broker. Tenant is not obligated to pay or fund any amount to Landlord’s Broker, and Landlord hereby agrees to pay such commission, if any, to which Landlord’s Broker is entitled in connection with the subject matter of this Amendment pursuant to Landlord’s separate written agreement with Landlord’s Broker. Such commission shall include an amount to be shared by Landlord’s Broker with Tenant’s Broker as agreed to by Tenant’s Broker and Landlord’s Broker in a separate agreement between themselves to share the commission paid to Landlord’s Broker by Landlord such that Tenant’s Broker will receive a commission equal to one dollar ($1.00) per rentable square foot per year of the Building 2 Term. The provisions of this Section shall survive the expiration or earlier termination of the Lease.

Section 10. Attorneys’ Fees. Each party to this Amendment shall bear its own attorneys’ fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment. In the event that either party brings any suit or other proceeding with respect to the subject matter or enforcement of this Amendment or the Lease, the parties acknowledge and agree that the provisions of Section 11.03 of the Existing Lease shall apply.

Section 11. Effect of Headings; Recitals: Exhibits. The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment. Any and all Recitals set forth at the beginning of this Amendment are true and correct and constitute a part of this Amendment as if they had been set forth as covenants herein. Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment.

Section 12. Entire Agreement; Amendment. is Amendment taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

Section 13. Authority. Each person executing this Amendment represents and warrants that he or she is duly authorized and empowered to execute it, and does so as the act of and on behalf of the party indicated below. Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord evidence of due authorization and execution of this Amendment.

Section 14. Counterparts. This Amendment may be executed in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one original of the Amendment. Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

TENANT:	CODEXIS, INC.,
a Delaware corporation

	By:	/s/ Alan Shaw
	Print Name:	Alan Shaw
	Title:	President & CEO (Chairman of Board, President or Vice President)

	By:	/s/ Robert S. Breuil
	Print Name:	Robert S. Breuil
	Title:	CFO & SVP (Secretary, Assistant Secretary, CFO or Assistant Treasurer)

LANDLORD:	METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

	By:	/s/ Joel R. Redmon
	Print Name:	Joel R. Redmon
	Title:	Director

Exhibit A

Site Plan Showing Building 2 Space & Project

The Building 2 Space is generally shown as the Building labeled Building 2 below. Phase III,

its Buildings, land and improvements are not a part of the Project as defined in this Lease, &

are shown in this Exhibit for illustration only.

Exhibit A - Page 1

EXHIBIT B

WORKLETTER AGREEMENT

(TENANT BUILD WITH ALLOWANCE)

This Workletter Agreement (“Workletter”) is attached to and a part of a certain Third Amendment to Lease by and between Metropolitan Life Insurance Company, a New York corporation, as Landlord, and Codexis, Inc., a Delaware corporation, as Tenant, for the Building 2 Space (the “Amendment” and the original lease, as amended shall be referred to as the “Lease”). All references below to the Premises shall instead be deemed to mean the Building 2 Space and all references to the Building shall instead be deemed to mean Building Number 2. Terms used herein but not defined herein shall have the meaning of such terms as defined elsewhere in the Lease. For purposes of this Workletter, references to “State” and “City” shall mean the State and City in which the Building is located.

1.	AS IS Condition; Delivery.

Landlord shall deliver the Premises broom clean in its current “as built” configuration with existing build-out of the tenant space, with the Premises and the Building (including the “Base Building”, as defined below) in their AS IS condition, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them; and Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation except to the extent expressly provided in the Amendment and all exhibits thereto. For purposes hereof, the “Base Building” (sometimes also referred to as the “Base Building Work”) shall mean the improvements made and work performed during the Building’s initial course of construction and modifications thereto, excluding all original and modified build-outs of any tenant spaces. Notwithstanding any provision of this Workletter or the Lease to the contrary, to the extent that within three (3) days after the Commencement Date (i) the roof and roof membrane above the Premises, (ii) foundation and structural components of the Base Building, (iii) Landlord’s fire sprinkler and life-safety systems, if any, of the Base Building, and (iv) the electrical, water, sewer and plumbing systems of the Base Building serving the Premises (but only from the local utility’s systems to the point of entry into the Premises or to the meter or other point after which such system serves exclusively the Premises) are not in good working condition, except to the extent any of the foregoing are to be removed, demolished or altered by Tenant, and within three (3) days after the Commencement Date Tenant gives Landlord written notice specifying what is not in good working condition, Landlord shall make necessary repairs to put such item or items in good working condition at Landlord’s sole cost and expense. Further, Tenant acknowledges and agrees that Tenant has been afforded ample opportunity to inspect the Premises, the Building and the Project, and has investigated their condition to the extent Tenant desires to do so.

2.	Landlord Work.

2.1. Notwithstanding any of the foregoing to the contrary, subject to delays caused by Force Majeure or Tenant Delay (defined below), Landlord, at Landlord’s sole cost and expense, shall perform the work set forth on Exhibit B-1 hereto (“Landlord Work”), and within ninety (90) days after the Commencement Date shall Substantially Complete (defined below) the Landlord Work and leave the affected area in broom-clean condition with respect to Landlord Work (but Landlord shall not be obligated to do any clean-up or refuse removal related to construction of Tenant Work).

2.2. Tenant acknowledges and agrees that in order to deliver the Premises to Tenant on the schedule contemplated by this Lease, preparation for and performance of the Landlord Work will require access, work and construction within the Premises after delivery of possession to Tenant, and that

Exhibit B - Page 1

Landlord and Landlord’s representatives and contractors shall have the right to enter the Premises at all times to perform such work until the Landlord Work is completed, and that such entry and work shall not constitute an eviction of Tenant in whole or in part and shall in no way excuse Tenant from performance of its obligations under the Lease. Tenant and Landlord acknowledge and agree that the Landlord Work and necessary coordination and cooperation to accomplish it will cause certain unavoidable level of disturbance, inconvenience, annoyance to Tenant’s use and enjoyment of the Premises, and that in performing such Landlord Work Landlord shall use commercially reasonable efforts not to unreasonably and materially interfere with Tenant’s construction, installations and business operations. Tenant shall cooperate with Landlord and Landlord’s contractors(s) to allow the Landlord Work and shall move Tenant’s trade fixtures, furnishings and equipment as reasonably requested by Landlord or Landlord’s contractor(s). The costs of such cooperation and moving, and any related disconnections and installations of Tenant’s trade fixtures, equipment, phones, furnishings and other personal property, shall be at Tenant’s sole cost and expense. To the extent that Tenant, its contractors or subcontractors delay the Substantial Completion of the Landlord Work, such delay shall be a “Tenant Delay” and the Landlord Work shall be deemed Substantially Complete on the date such Landlord Work would have been completed but for the delay caused by Tenant, its contractors or subcontractors.

2.3. For purposes of this Workletter, “Substantially Complete” and “Substantial Completion” of the Landlord Work shall mean the completion of the Landlord Work, except for minor insubstantial details of construction, decoration or mechanical adjustments which remain to be done and which shall not unreasonably and materially interfere with Tenant’s regular business operations in the Premises. Substantial Completion shall be deemed to have occurred notwithstanding a requirement to complete “punchlist” or similar minor corrective work. Contemporaneously with or promptly after Substantial Completion of the Landlord Work, Tenant shall have the right to submit a written “punch list” to Landlord, setting forth any incomplete or defective item of construction. Landlord shall complete with reasonable diligence “punch list” items mutually agreed upon by Landlord and Tenant with respect to the Landlord Work. In addition, Landlord shall repair all latent defects in workmanship and materials of the Landlord Work, provided that Tenant gives Landlord written notice of any such latent defects within six (6) months after the date of Substantial Completion of the Landlord Work. For purposes of this Section, the term “latent defects” shall mean defects which were not readily apparent at the time the “punchlist” was formulated. All construction and installation resulting from the Landlord Work shall immediately become and remain the property of Landlord.

3.	Tenant’s Plans.

3.1. Description. At its expense, Tenant shall employ:

(i) one or more architects reasonably satisfactory to Landlord and licensed by the State (“Tenant’s Architect”) to prepare architectural drawings and specifications for all layout and Premises improvements not included in, or requiring any change or addition to, the AS IS condition and Landlord Work, if any.

(ii) one or more engineers reasonably satisfactory to Landlord and licensed by the State (“Tenant’s Engineers”) to prepare structural, mechanical and electrical working drawings and specifications for all Premises improvements not included in, or requiring any change or addition to, the AS IS condition and Landlord Work, if any.

All such drawings and specifications are referred to herein as “Tenant’s Plans”. Tenant’s Plans shall be in form and detail sufficient to secure all applicable governmental approvals. Tenant’s Architect shall be responsible for coordination of all engineering work for Tenant’s Plans and shall coordinate with any consultants of Tenant (the use of which is subject to Landlord’s consent), and Landlord’s space planner or architect to assure the consistency of Tenant’s Plans with the Base Building Work and Landlord Work (if any).

Exhibit B - Page 2

Tenant shall pay Landlord, within forty-five (45) days of receipt of each invoice from Landlord, the cost incurred by Landlord for Landlord’s architects and engineers to review Tenant’s Plans for consistency of same with the Base Building Work and Landlord Work, if any. Tenant’s Plans shall also include the following:

(a) Final Space Plan: The “Final Space Plan” for the Premises shall include a full and accurate description of room titles, floor loads, alterations to the Base Building or Landlord Work (if any) or requiring any change or addition to the AS IS condition, and the dimensions and location of all partitions, doors, aisles, plumbing (and furniture and equipment to the extent same affect floor loading). The Final Space Plan shall (i) be compatible with the design, construction, systems and equipment of the Base Building and Landlord Work, if any; (ii) specify only materials, equipment and installations which are new and of a grade and quality no less than existing components of the Building when they were originally installed (collectively, (i) and (ii) may be referred to as “Building Standard” or “Building Standards”); (iii) comply with Laws, (iv) be capable of logical measurement and construction, and (v) contain all such information as may be required for the preparation of the Mechanical and Electrical Working Drawings and Specifications (including, without limitation, a capacity and usage report, from engineers designated by Landlord pursuant to Section 3.1(b). below, for all mechanical and electrical systems in the Premises).

(b) Mechanical and Electrical Working Drawings and Specifications: Tenant shall employ engineers approved by Landlord to prepare Mechanical and Electrical Working Drawings and Specifications showing complete plans for electrical, life safety, automation, plumbing, water, and air cooling, ventilating, heating and temperature control (collectively, the “Mechanical and Electrical Working Drawings and Specifications”) and shall employ engineers designated by Landlord to prepare for Landlord a capacity and usage report (“Capacity Report”) for all mechanical and electrical systems in the Premises.

(c) Issued for Construction Documents: The “Issued for Construction Documents” shall consist of all drawings ( 1/8” scale) and specifications necessary to construct all Premises improvements including, without limitation, architectural and structural working drawings and specifications and Mechanical and Electrical Working Drawings and Specifications and all applicable governmental authorities plan check corrections.

3.2. Approval by Landlord. Tenant’s Plans and any revisions thereof shall be subject to Landlord’s approval, which approval or disapproval:

(i) shall not be unreasonably withheld, provided however, that Landlord may disapprove Tenant’s Plans in its sole and absolute discretion if they (a) adversely affect the structural integrity of the Base Building, including applicable floor loading capacity; (b) adversely affect any of the Building Systems (as defined below), the Common Areas or any other tenant space (whether or not currently occupied); (c) fail to fully comply with Laws, (d) affect the exterior appearance of the Building; (e) provide for improvements which do not meet or exceed the Building Standards; or (f) involve any installation on the roof, or otherwise affect the roof, roof membrane or any warranties regarding either. Building Systems collectively shall mean the structural, electrical, mechanical (including, without limitation, heating, ventilating and air conditioning), plumbing, fire and life-safety (including, without limitation, fire protection system and any fire alarm), communication, utility, gas (if any), and security (if any) systems in the Building.

Exhibit B - Page 3

(ii) shall not be delayed beyond ten (10) business days with respect to initial submissions and major change orders (those which impact Building Systems or any other item listed in subpart (i) of Section 3.2 above) and beyond five (5) business days with respect to required revisions and any other change orders.

If Landlord disapproves of any of Tenant’s Plans, Landlord shall advise Tenant of what Landlord disapproves in reasonable detail. After being so advised by Landlord, Tenant shall submit a redesign, incorporating the revisions required by Landlord, for Landlord’s approval. The approval procedure shall be repeated as necessary until Tenant’s Plans are ultimately approved. Approval by Landlord shall not be deemed to be a representation or warranty by Landlord with respect to the safety, adequacy, correctness, efficiency or compliance with Laws of Tenant’s Plans. Tenant shall be fully and solely responsible for the safety, adequacy, correctness and efficiency of Tenant’s Plans and for the compliance of Tenant’s Plans with any and all Laws.

3.3. Landlord Cooperation. Landlord shall cooperate with Tenant and make good faith efforts to coordinate Landlord’s construction review procedures to expedite the planning, commencement, progress and completion of Tenant Work. Landlord shall complete its review of each stage of Tenant’s Plans and any revisions thereof and communicate the results of such review within the time periods set forth in Section 3.2 above.

3.4. City Requirements. Any changes in Tenant’s Plans which are made in response to requirements of the applicable governmental authorities and/or changes which affect the Base Building Work shall be immediately submitted to Landlord for Landlord’s review and approval.

3.5. “As-Built” Drawings and Specifications. A CADD-DXF file on CD-ROM, pdf versions of the drawings on CD-ROM, and a set of “Xerox” type blackline on bond prints of all “as-built” drawings and specifications of the Premises (reflecting all field changes and including, without limitation, architectural, structural, mechanical and electrical drawings and specifications) prepared by Tenant’s Architect and Engineers or by Contractors (defined below) shall be delivered by Tenant at Tenant’s expense to the Landlord within thirty (30) days after completion of the Tenant Work. If Landlord has not received such drawings and CD-ROM(s) within thirty (30) days, Landlord may give Tenant written notice of such failure. If Tenant does not produce such drawings and CD-ROM(s) within ten (10) days after Landlord’s written notice, Landlord may, at Tenant’s sole cost which may be deducted from the Allowance, produce such drawings and CD-ROM(s) using Landlord’s personnel, managers, and outside consultants and contractors. Landlord shall receive an hourly rate reasonable for such production.

4.	Tenant Work.

4.1. Tenant Work Defined.

(a) All tenant improvement work required by the Issued for Construction Documents (including, without limitation, any approved changes, additions or alterations pursuant to Section 7 below) is referred to in this Workletter as “Tenant Work.”

(b) As part of the Tenant Work Tenant shall perform the work set forth on Exhibit B-2 hereto.

4.2. Tenant to Construct. Tenant shall construct all Tenant Work pursuant to this Workletter, and except to the extent modified by or inconsistent with express provisions of this Workletter, pursuant with the provisions of the terms and conditions of Article Nine of the Lease, governing Tenant Alterations (except to the extent modified by this Workletter) and all such Tenant Work shall be considered “Tenant Alterations” for purposes of the Lease.

Exhibit B - Page 4

4.3. Construction Contract. All contracts and subcontracts for Tenant Work shall include any commercially reasonable terms and conditions required by Landlord.

4.4. Contractor. Tenant shall select one or more contractors to perform the Tenant Work (“Contractor”) subject to Landlord’s prior written approval, which shall not unreasonably be withheld.

4.5. Division of Landlord Work and Tenant Work. Tenant Work is defined in Section 4.1. above and Landlord Work, if any, is defined in Section 2.

5.	Tenant’s Expense; Allowance; Special Allowances.

5.1. Tenant agrees to pay for all Tenant Work, including, without limitation, the costs of design thereof, whether or not all such costs are included in the “Permanent Improvement Costs” (defined below). Subject to the terms and conditions of this Workletter, Tenant shall apply the “Allowance” (defined below) to payment of the Permanent Improvement Costs. The term “Permanent Improvement Costs” shall mean the actual and reasonable costs of construction of that Tenant Work which constitutes permanent improvements to the Premises, actual and reasonable costs of design thereof and governmental permits therefor, costs incurred by Landlord for Landlord’s architects and engineers pursuant to Section 3.1, and Landlord’s construction administration fee (defined in Section 8.10 below). Provided, however, Permanent Improvement Costs shall exclude costs of “Tenant’s FF& E” (defined below). For purposes of this Workletter, “Tenant’s FF& E” shall mean furniture, furnishings, telephone systems, computer systems, equipment, any other personal property or fixtures, and installation thereof. Landlord shall provide Tenant a tenant improvement allowance (“Allowance”) in the amount equal to Ten Dollars ($10.00) per square foot of the Rentable Area of the Premises (a total of Three Hundred Seventy-eight Thousand Five Hundred Sixty Dollars [$378,560.00]). The Allowance shall be used solely to reimburse Tenant for the Permanent Improvement Costs.

5.2. In addition to the Allowance set forth above, Landlord shall provide Tenant those certain allowances to be used solely to reimburse Tenant for the actual and reasonable costs incurred by Tenant for the Tenant Work specified on Exhibit B-2 hereto, which allowances consist of the following: the Special AC Allowance, Special Chiller/Boiler/Air Handler Allowance, Special Energy Management Allowance and Special Compressor and Vacuum Pump Allowance (collectively, the “Special Allowances”).

5.3 If Tenant does not utilize one hundred percent (100%) of the Allowance for Permanent Improvement Costs and one hundred percent (100%) of the Special Chiller/Boiler/Air Handler Allowance, Special Energy Management Allowance and Special Compressor and Vacuum Pump Allowance for the purposes for which each is permitted within one (1) year after the Commencement Date of the Premises, Tenant shall have no right to the unused portion of the respective Allowance. If Tenant does not utilize one hundred percent (100%) of the Special AC Allowance for the purposes for which it is permitted within two (2) years after the Commencement Date of the Premises, Tenant shall have no right to the unused portion of the Special AC Allowance.

6.	Application and Disbursement of the Allowance.

6.1. Landlord acknowledges that Tenant will perform the Tenant Work in phases, and that for each phase, Tenant may apply a portion of the Allowance and a portion of one or more of the Special Allowances until either such Allowance or Special Allowance is exhausted or the time period

Exhibit B - Page 5

during which such Allowance or Special Allowance may be used has expired. Tenant shall prepare a budget for each phase of the Tenant Work, including the Permanent Improvement Costs and all other costs of the Tenant Work (a “Budget”) prior to the commencement of such phase, which Budget shall be subject to the reasonable approval of Landlord. Each such Budget shall be supported by such documentation as Landlord reasonably may require to evidence the total costs for such phase (Landlord and Tenant hereby acknowledge and agree that Tenant will not be required to deliver guaranteed maximum price construction contracts in support of the Budgets, but instead will deliver a Budget for each phase with built-in contingencies to address potential cost overruns). To the extent the Budget for a phase requires funds in excess of the available Allowance and available Special Allowances that are applicable to such phase (such excess, an “Excess Cost”), Tenant shall be solely responsible for payment of such Excess Cost. Further, prior to any disbursement of the Allowance by Landlord with respect to a phase, Tenant shall pay and disburse its own funds for all that portion of the Permanent Improvement Costs included in such phase equal to the sum of (a) such Permanent Improvement Costs in excess of the then-available Allowance allocated to such phase, to the extent that there is any such excess; plus (b) the amount of “Landlord’s Retention” (defined below). “Landlord’s Retention” shall mean an amount equal to fifteen percent (15%) of the portion of the Allowance allocated to the phase in question, which Landlord shall retain out of the Allowance and shall not be obligated to disburse unless and until after Tenant has completed the applicable phase of the Tenant Work and complied with Section 6.4 below. Further, with respect to each phase, Landlord shall not be obligated to make any disbursement of the Allowance unless and until Tenant has provided Landlord with (a) bills and invoices covering all labor and material expended and used, (b) an affidavit from Tenant stating that all of such bills and invoices have either been paid in full by Tenant or are due and owing, and all such costs qualify as Permanent Improvement Costs, (c) contractors affidavit covering all labor and materials expended and used, (d) Tenant, contractors and architectural completion affidavits (as applicable), and (e) valid mechanics’ lien releases and waivers pertaining to any completed portion of the Tenant Work which shall be conditional or unconditional, as applicable, all as provided pursuant to Section 6.2 and 6.4 below.

6.2. With respect to each phase of the Tenant Work and upon Tenant’s full compliance with the provisions of Section 6 for such phase, and if Landlord determines that there are no applicable or claimed stop notices (or any other statutory or equitable liens of anyone performing any of the Tenant Work for such phase or providing materials for such phase of the Tenant Work) or actions thereon, Landlord shall disburse the applicable portion of the Allowance and/or the Special Allowances, as applicable, as follows:

(a) In the event of conditional releases, to the respective contractor, subcontractor, vendor, or other person who has provided labor and/or services in connection with such phase of the Tenant Work, upon the following terms and conditions: (i) such costs are included in the Budget for such phase, are Permanent Improvement Costs, are covered by the Allowance or Special Allowances, as applicable, and Tenant has completed and delivered to Landlord a written request for payment, in form reasonably acceptable to Landlord, setting forth the exact name of the contractor, subcontractor or vendor to whom payment is to be made and the date and amount of the bill or invoice, (ii) the request for payment is accompanied by the documentation set forth in Section 6.1; and (iii) Landlord, or Landlord’s appointed representative, has inspected and approved the work for which Tenant seeks payment; or

(b) In the event of unconditional releases, directly to Tenant upon the following terms and conditions: (i) Tenant seeks reimbursement for costs of Tenant Work which have been paid by Tenant, are included in the Budget for such phase, are Permanent Improvement Costs, and are covered by the Allowance or Special Allowances, as applicable; (ii) Tenant has completed and delivered to Landlord a request for payment, in form reasonably acceptable to Landlord, setting

Exhibit B - Page 6

forth the name of the contractor, subcontractor or vendor paid and the date of payment, (iii) the request for payment is accompanied by the documentation set forth in Section 6.1; and (iv) Landlord, or Landlord’s appointed representative, has inspected and approved the work for which Tenant seeks reimbursement.

6.3. Provided that Tenant provides Landlord with the aforementioned documents by the 15th of any month, payment shall be made by Landlord by the 30th day of the month following the month in which such documentation is provided. Notwithstanding any provision of this Workletter to the contrary, Tenant shall make requests for disbursement of the Allowance or Special Allowances, as applicable, and Landlord shall be obligated to pay to Tenant such amounts as are payable, no more often than once per calendar month and only if the disbursement is for $100,000.00 or more, and otherwise such requests and payments shall be as set forth above.

6.4. Prior to Landlord disbursing the Landlord’s Retention to Tenant for a particular phase of the Tenant Work, Tenant shall submit to Landlord the following items within sixty (60) days after completion of such phase of the Tenant Work: (i) “As Built” drawings and specifications pursuant to Section 3.5 above, (ii) all unconditional lien releases for all work performed for such phase by all general contractor(s) and subcontractor(s) performing work for such phase, (iii) a “Certificate of Completion” for such phase prepared by Tenant’s Architect, and (iv) a final report for such phase with supporting documentation detailing all actual costs associated with the Permanent Improvement Costs incurred for such phase.

7.	Changes, Additions or Alterations.

If Tenant desires to make any non-de minimis change, addition or alteration or desires to make any change, addition or alteration to any of the Building Systems after approval of the Issued for Construction Documents, Tenant shall prepare and submit to Landlord plans and specifications with respect to such change, addition or alteration. Any such change, addition or alteration shall be subject to Landlord’s approval in accordance with the provisions of Section 3.2 of this Workletter. Tenant shall be responsible for any submission to and plan check and permit requirements of the applicable governmental authorities. Tenant shall be responsible for payment of the cost of any such change, addition or alteration if it would increase the Budget and Excess Cost previously submitted and approved pursuant to Section 6 above.

8.	Miscellaneous.

8.1. Scope. Except as otherwise set forth in the Lease, this Workletter shall not apply to any space added to the Premises by Lease option or otherwise.

8.2. Tenant Work shall include (at Tenant’s expense) for all of the Premises:

(a) Landlord approved lighting sensor controls as necessary to meet applicable Laws;

(b) Building Standard fluorescent fixtures in all Premises office areas;

(c) Building Standard meters for each of electricity and chilled water used by Tenant shall be connected to the Building’s system and shall be tested and certified prior to Tenant’s occupancy of the Premises by a State certified testing company;

(d) Building Standard ceiling systems (including tile and grid) and;

Exhibit B - Page 7

(e) Building Standard air conditioning distribution and Building Standard air terminal units.

8.3. Sprinklers. Subject to any terms, conditions and limitations set forth herein, Landlord shall provide an operative sprinkler system consisting of mains, laterals, and heads “AS IS” on the date of delivery of the Premises to Tenant. Tenant shall pay for piping distribution, drops and relocation of, or additional, sprinkler system heads and Premises firehose or firehose valve cabinets, if Tenant’s Plans and/or any applicable Laws necessitate such.

8.4. Floor Loading. Floor loading capacity shall be within building design capacity. Tenant may exceed floor loading capacity with Landlord’s consent, at Landlord’s sole discretion and must, at Tenant’s sole cost and expense, reinforce the floor as required for such excess loading.

8.5. Work Stoppages. If any work on the Real Property other than Tenant Work is delayed, stopped or otherwise affected by construction of Tenant Work, Tenant shall immediately take those actions necessary or desirable to eliminate such delay, stoppage or effect on work on the Real Property other than Tenant Work.

8.6. Life Safety. Tenant (or Contractor) shall employ the services of a fire and life-safety subcontractor reasonably satisfactory to Landlord for all fire and life-safety work at the Building.

8.7. Locks. Tenant agrees to purchase from Landlord or its representative all cylinders and keys used in locks used in the Premises.

8.8. Authorized Representatives. Tenant has designated Loren Barrett to act as Tenant’s representative with respect to the matters set forth in this Workletter. Such representative(s) shall have full authority and responsibility to act on behalf of Tenant as required in this Workletter. Tenant may add or delete authorized representatives upon five (5) business days notice to Landlord.

8.9. Access to Premises. Promptly after execution of this Amendment, Tenant and its architects, engineers, consultants, and contractors shall have access at reasonable times and upon advance notice and coordination with the Building management, to the Premises for the purpose of planning and conducting Tenant Work. Such access shall not in any manner interfere with Landlord Work, if any. Such access, and all acts and omissions in connection with it, shall be subject to and governed by all other provisions of the Lease, including, without limitation, Tenant’s indemnification obligations, insurance obligations, etc, except for the payment of Base Rent and Additional Rent. To the extent that such access by Tenant delays the Substantial Completion of the Landlord Work (if any), such delay shall be a Tenant Delay and the Landlord Work shall be deemed Substantially Complete on the date such Landlord Work would have been completed but for such access.

8.10. Fee. Landlord shall receive a construction administration fee equal to one percent (1.0%) of the Allowance in connection with the construction of the Tenant Work. Such fee is in addition to Tenant’s reimbursement of costs incurred by Landlord pursuant to other provisions hereof, including, without limitation, for Landlord’s architects and engineers to review Tenant’s Plans.

9.	Force and Effect.

The terms and conditions of this Workletter shall be construed to be a part of the Lease and shall be deemed incorporated in the Lease by this reference. Should any inconsistency arise between this Workletter and the Lease as to the specific matters which are the subject of this Workletter, the terms and conditions of this Workletter shall control.

Exhibit B - Page 8

EXHIBIT B-1

TO WORKLETTER AGREEMENT

LANDLORD WORK

Landlord Work shall mean the following work, to be performed by Landlord’s contractor(s):

1. Landlord shall make necessary repairs and/or replacements to put in good working condition the existing Building lighting and existing exit signs (on emergency battery power, and add such emergency battery power for exit signs to the extent it does not exist as of the Commencement Date).

2. Landlord shall make necessary repairs and/or replacements to put in good working condition the power to operate Landlord’s existing fire sprinkler system and sprinkler heads, including repair of any sagging ceilings and insulation obstructing operation of sprinkler heads; and Landlord shall provide a copy of an updated 5-year certificate of the fire sprinkler system.

3. Landlord shall make necessary repairs and/or replacements of: (a) copper condensate drain lines that have been removed (prior to the Commencement Date) from the Building; (b) copper cabling from the main power supply to the chiller that has been removed (prior to the Commencement Date) from the Building.

4. If and to the extent that the City of Redwood City requires, as a condition of approval of Tenant Plans or Tenant Work, installation of additional building exit ramp(s) to comply with Title III of the ADA, Landlord shall build such required ramp(s). If the City does not require installation of such additional ramp(s), Landlord shall install a new step at one exit door location to be specified by Tenant. Notwithstanding any other provision of this Workletter to the contrary, such work shall be performed within a reasonable time after the City orders such additional ramp(s) or in the event the step is to be installed, after the time has passed within which the City can order such additional ramp(s) and Tenant has specified the exit door location.

5. Notwithstanding any of the foregoing to the contrary, the Landlord Work described above shall be reduced to the extent any of the foregoing items described in Sections 1 – 3 above (for example only and without limitation, lighting, power cabling, ceiling or insulation components) are to be removed, demolished or altered by Tenant in connection with anticipated Tenant Work.

Exhibit B-1 - Page 1

EXHIBIT B-2

TO WORKLETTER AGREEMENT

SPECIAL TENANT WORK

SPECIAL ALLOWANCES FOR SUCH WORK ONLY

Special Tenant Work shall mean the work set forth below, , subject to reimbursement by Landlord to the extent of the Special Allowances as specified below. All such work, including the design thereof, plans and specifications, contractors, work and procedure for reimbursement to Tenant of costs of such work, shall be subject to and governed by the provisions of the Workletter applicable to Tenant Work and the Allowance, except that the amounts of the Special Allowances, time such allowances shall be available and purposes for which each such allowance may be used, shall be as specified below. Upon installation, all such Special Tenant Work shall be deemed to be part of the Building and owned by Landlord.

1. Replacement of 13 Package AC Units on the Building’s Roof. Within 2 years after the Commencement Date, Tenant shall, subject to reimbursement by Landlord to the extent of the “Special AC Allowance” specified below, replace the existing thirteen (13) rooftop air conditioning (“AC”) units serving the Building with new equipment of good quality (which includes rooftop AC units, certain associated controls and ductwork, and related materials and expenses) (“AC Units”), sufficient to provide AC cooling capacity for the entire Building (no less than eighty-two [82] tons of AC cooling capacity in the aggregate). The vendors, contractors and contracts for such AC Unit replacement shall be subject to Landlord’s prior written approval, including among other things, providing for warranties acceptable to Landlord and that such warranties shall name Landlord and be issued directly for the benefit of and enforceable by Landlord. Tenant shall provide a replacement schedule to Landlord. Landlord shall provide the amount of One Hundred Fifty-three Thousand Six Hundred Dollars ($153,600) solely to reimburse Tenant’s actual and reasonable costs of such AC replacement, and only for such purpose (“Special AC Allowance”). If Tenant does not utilize one hundred percent (100%) of the Special AC Allowance for the specified purpose within two (2) years after the Commencement Date, Tenant shall have no right to the unused portion of the Special AC Allowance. The Special AC Allowance shall be in addition to, and shall not diminish the Tenant’s Allowance.

2. Chillers, Boilers, Boilers Exhaust Fans and Air Handlers on the Building’s Roof. Within one (1) year after the Commencement Date, Tenant shall, subject to reimbursement by Landlord to the extent of the “Special Chiller/Boiler/Air Handler Allowance” specified below, repair and/or replace the existing chillers, boilers, exhaust fans and air handlers on the roof of the Building in order to put such items in good working condition (the “Chiller/Boiler/Air Handler Work”). The vendors, contractors and contracts for such Chiller/Boiler/Air Handler Work shall be subject to Landlord’s prior written approval, including among other things, providing for warranties acceptable to Landlord and that such warranties shall name Landlord and be issued directly for the benefit of and enforceable by Landlord. Landlord shall provide the amount of Forty-nine Thousand Seven Hundred Forty-four Dollars ($49,744) solely to reimburse Tenant’s actual and reasonable costs of such Chiller/Boiler/Air Handler Work, and only for such purpose (“Special Chiller/Boiler/Air Handler Allowance”). If Tenant does not utilize one hundred percent (100%) of the Special Chiller/Boiler/Air Handler Allowance for the specified purpose within one (1) year after the Commencement Date, Tenant shall have no right to the unused portion of the Special Chiller/Boiler/Air Handler Allowance. The Special Chiller/Boiler/Air Handler Allowance shall be in addition to, and shall not diminish the Tenant’s Allowance.

3. Building Energy Management System. Within one (1) year after the Commencement Date, Tenant shall, subject to reimbursement by Landlord to the extent of the “Special Energy Management Allowance” specified below, repair and/or replace the existing Building Energy Management System in

Exhibit B-2 - Page 1

order to put such items in good working condition (the “Energy Management Work”). The vendors, contractors and contracts for such Energy Management Work shall be subject to Landlord’s prior written approval, including among other things, providing for warranties acceptable to Landlord and that such warranties shall name Landlord and be issued directly for the benefit of and enforceable by Landlord. Landlord shall provide the amount of Twelve Thousand Four Hundred Ninety-three Dollars ($12,493) solely to reimburse Tenant’s actual and reasonable costs of such Energy Management Work, and only for such purpose (“Special Energy Management Allowance”). If Tenant does not utilize one hundred percent (100%) of the Special Energy Management Allowance for the specified purpose within one (1) year after the Commencement Date, Tenant shall have no right to the unused portion of the Special Energy Management Allowance. The Special Energy Management Allowance shall be in addition to, and shall not diminish the Tenant’s Allowance.

4. Air Compressor and Vacuum Pump on the Building’s Roof. Within one (1) year after the Commencement Date, Tenant shall, subject to reimbursement by Landlord to the extent of the “Special Compressor and Vacuum Pump Allowance” specified below, inspect, repair and/or replace the existing air compressor and vacuum pump on the roof of the Building in order to put such items in good working condition (the “Compressor and Vacuum Pump Work”). The vendors, contractors and contracts for such Compressor and Vacuum Pump Work shall be subject to Landlord’s prior written approval, including among other things, providing for warranties acceptable to Landlord and that such warranties shall name Landlord and be issued directly for the benefit of and enforceable by Landlord. Landlord shall provide the amount of Seven Thousand Five Hundred Dollars ($7,500) solely to reimburse Tenant’s actual and reasonable costs of such Compressor and Vacuum Pump Work, and only for such purpose (“Special Compressor and Vacuum Pump Allowance”). If Tenant does not utilize one hundred percent (100%) of the Special Compressor and Vacuum Pump Allowance for the specified purpose within one (1) year after the Commencement Date, Tenant shall have no right to the unused portion of the Special Compressor and Vacuum Pump Allowance. The Special Compressor and Vacuum Pump Allowance shall be in addition to, and shall not diminish the Tenant’s Allowance.

Exhibit B-2 - Page 2

EXHIBIT C

COMMENCEMENT DATE AGREEMENT

METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“Landlord”), and CODEXIS, INC., a Delaware corporation (“Tenant”), have entered into a certain Third Amendment to Lease, which Amendment is dated as of ________, 2008 (the “Amendment”). The original Lease, as amended by the Amendment, may be referred to as the “Lease”.

WHEREAS, Landlord and Tenant wish to confirm and memorialize the Building 2 Commencement Date and Building 2 Expiration Date;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and in the Amendment, Landlord and Tenant agree as follows:

1. Unless otherwise defined herein, all capitalized terms shall have the same meaning ascribed to them in the Amendment and the Lease.

2. The Building 2 Commencement Date is                         .

3. The Building 2 Expiration Date is                     .

4. Tenant hereby confirms that: (a) it has accepted possession of the Building 2 Space pursuant to the terms of the Amendment; and (b) the Lease is in full force and effect.

5. Except as expressly modified hereby, all terms and provisions of the Lease are hereby ratified and confirmed and shall remain in full force and effect and binding on the parties hereto.

6. The Lease and this Building 2 Commencement Date Agreement contain all of the terms, covenants, conditions and agreements between the Landlord and the Tenant relating to the subject matter herein. No prior other agreements or understandings pertaining to such matters are valid or of any force and effect.

TENANT:	CODEXIS, INC., a Delaware corporation

By:
Print Name:
Title:

LANDLORD:	METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

By:
Print Name:
Title:

Exhibit C - Page 1

EXHIBIT D

FORM OF LANDLORD’S CONSENT TO ENCUMBRANCE OF LIMITED COLLATERAL

THIS LANDLORD’S CONSENT TO ENCUMBRANCE OF LIMITED COLLATERAL (the “Consent”) is made as of                         , 2008 by and between Metropolitan Life Insurance Company, a New York corporation (“Met” or “Landlord”), having an address at 425 Market Street, Suite 1050, San Francisco, CA 94105, and General Electric Capital Corporation, a Delaware corporation (“Agent”), having an address at 83 Wooster Heights Road, Fifth Floor, Danbury, CT 06810, with reference to the following:

A. Met is the Landlord and Codexis, Inc., a Delaware corporation (“Codexis” or “Tenant”) is the Tenant under that certain lease dated as of October     , 2003[sic], entered into by and between Landlord and Tenant, as amended by that certain First Amendment to Lease by and between Landlord and Tenant dated June 1, 2004 and by that certain Second Amendment to Lease dated as of March 9, 2007 (as amended to date and hereafter, the “Lease”). As of the date hereof, the Lease is of the premises particularly described in the Lease (the “Premises”), commonly known as 200 and 220 Penobscot Drive, 501 Chesapeake Drive and 640 Galveston Drive, in the buildings (the “Building”) located in Redwood City, California. As of the date hereof, a draft of a possible Third Amendment to Lease to add to the Premises additional space commonly known as 400 Penobscot Drive has been exchanged between Landlord and Tenant, and hereafter Landlord and Tenant may enter into that or other amendments of the Lease. References to the Lease, Premises and Building herein shall be deemed modified to have the same meaning as such terms have under the Lease, as amended from time to time.

B. Tenant and Agent represent to Landlord that Agent and certain other lenders (together with Agent, collectively, “Lenders”) and Tenant have entered into, or are about to enter into, a Loan and Security Agreement, dated on or about September     , 2007, pursuant to which Tenant has or will borrow, or obtain a line of credit, up to a maximum principal amount of Fifteen Million Dollars ($15,000,000.00) to be used by Tenant for working capital purposes (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”, provided however, this Consent shall have no force or effect if and to the extent that Lenders permit or suffer the maximum principal amount to increase above the amount stated above) and pursuant to which Tenant has granted or will grant to Agent, on behalf of Agent and the other Lenders, a security interest in certain assets owned by Tenant described on Exhibit A hereto, all or part of which is from time to time installed or located at the Premises (the “Collateral”).

C. Tenant has requested that Landlord consent to the encumbrance of the Collateral. Landlord is not willing to consent to encumbrance of the Collateral, but subject to and with certain clarifications and limitations set forth in Exhibit A hereto defining and describing the “Limited Collateral”, Landlord is willing to consent to encumbrance of the Limited Collateral upon and subject to the following terms and conditions:

NOW, THEREFORE, in consideration of the covenants and conditions contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, Landlord and Agent agree as follows:

1 During the term of the Loan Agreement, Landlord hereby consents to the encumbrance of the Limited Collateral and agrees to subordinate to the interest of Agent in the Limited Collateral any Landlord’s lien in or to the Limited Collateral existing by reason of the Lease and the location of the Limited Collateral in the Premises; provided, however, that said consent and subordination shall be ineffective to the extent that Agent has released its security interest in the Limited Collateral.

Exhibit D - Page 1

2 Subject to Agent’s obligations pursuant to Sections 4 and 5 hereof, Landlord agrees that the Limited Collateral is and shall remain personal property.

3 Subject to the rights of Tenant under the Lease, Landlord will permit Agent reasonable access onto the Premises for the purpose of exercising any right it may have under the terms of the Loan Agreement, including, without limitation, the right to remove the Limited Collateral, subject to all the terms and conditions hereof.

4 To the extent that Tenant or Agent do not remove Limited Collateral which is located in the Premises prior to the expiration or earlier termination of the Lease, after such expiration or termination Landlord may deem such Limited Collateral abandoned property, except if and to the extent that Agent has obtained additional time to remove the Limited Collateral pursuant to Section 5 below. Subject to Landlord’s obligations under Section 6 below, Agent understands that Tenant is to bear the obligation of notifying Agent of Tenant’s default under the Lease or of the expiration or earlier termination of the Lease, and that Landlord has no obligation to notify Agent or Lenders.

5 Agent’s right to enter the Premises is further subject to the following terms and conditions:

5.1 Subject to the rights of Tenant under the Lease, Agent shall have the right to enter onto the Premises and take possession of the Limited Collateral provided that Agent (i) gives Landlord written notice that it seeks to enter and take possession of the Limited Collateral, which notice shall include a representation by Agent that it is entitled to take possession of the Limited Collateral, and (ii) coordinates the date and time of possession with Landlord or Landlord’s managers prior thereto, and such date may be no earlier than one (1) day after Landlord’s receipt of such notice and no later than eighteen (18) days after Landlord’s receipt of such notice, unless Landlord, in Landlord’s sole discretion, in writing allows entry earlier or later. Tenant agrees that Landlord may rely on such representation by Agent without further inquiry or any obligation to verify same. Tenant hereby waives any claims it may have against Landlord which arise out of or are connected with Landlord’s actions in compliance with such notice from Agent.

5.2 Except as provided below, in no event shall Agent have the right to enter the Premises during any period for which the rent is unpaid by Tenant before or after termination of the Lease. Agent shall have a right of entry for eighteen (18) days after the earlier of the date Agent gives notice to Landlord pursuant to Section 5.1 or Landlord gives notice to Agent pursuant to Section 6, provided that Agent pays Landlord rent for the number of days Agent requires entry to the Premises at the daily rental rate calculated by dividing by thirty (30) the sum of the monthly base rent plus rent equal to the expenses and taxes payable by Tenant for the same period under the Lease (as such amounts are more particularly described in the Lease). The payment of daily rental for the number of days Agent requires entry to the Premises is a condition precedent prior to any such entry. In the event that Agent removes all (and not less than all) the Limited Collateral and in fact uses a shorter period for its entry than the number of days entry for which it paid in advance on an estimated basis, then Landlord shall reimburse Agent for any excess rental paid at the daily rate. Agent shall not have any rights whatsoever for its right of entry to be longer than eighteen (18) days after the date of the applicable notice, and in the event that both parties have given notice, after the earliest notice given. Notwithstanding any of the foregoing to the contrary, Agent (a) shall not be required to pay any rent if, within the initial seven days after the date the earliest such notice was given, Agent removes all (and not less than all) the Limited Collateral, or (b) shall not be required to pay rent for the initial seven days after the date the earliest such notice was given unless Agent fails to remove all (and not less than all) the Limited Collateral within the eighteen (18) day period after the date the earliest such notice was given.

Exhibit D - Page 2

5.3 Agent shall not have the right to conduct or cause to be conducted any auction at the Premises.

5.4 If Agent, in removing the Limited Collateral, damages any improvements at the Premises or the building of which the Premises is a part, Agent, at its sole expense, shall cause the same to be repaired and restored to a condition at least equal to the condition existing immediately prior to the installation of the Limited Collateral.

6 So long as the Loan Agreement is in effect, Landlord agrees to subordinate to the interest of Agent in the Limited Collateral any Landlord’s lien in or to the Limited Collateral existing by reason of the Lease and the location of the Limited Collateral in the Premises; provided, however, that said consent and subordination shall be ineffective to the extent that Agent has released its security interest in the Limited Collateral. In the event that Landlord has not received notice from Agent given pursuant to Section 5.1 and Landlord finds it necessary to remove all or part of the Limited Collateral in the exercise of any right under the Lease, then Landlord shall notify Agent of such necessity and Agent shall be given the right to enter the Premises for no more than eighteen (18) days after such notice, for the purpose of removing all of the Limited Collateral from the Premises. Agent’s right to enter the Premises is subject to Agent’s obligation to pay rent as set forth in Section 5.2. Landlord is under no obligation to store the Limited Collateral for the benefit of Agent beyond eighteen (18) days after the earlier of the date Agent gave notice pursuant to Section 5.1 or the date Landlord gave notice to Agent under this Section. Accordingly, upon the expiration of such eighteen (18) day notice period, if Agent has not removed the Limited Collateral from the Premises then Agent’s lien and all right, title and interest of Agent in the Limited Collateral shall be deemed to be abandoned and all Limited Collateral located in the Premises may be removed, sold and/or disposed of as Landlord may elect in its sole discretion. Further, if Agent seeks to remove the Limited Collateral (to the extent not sold or otherwise disposed of by Landlord) after such eighteen (18) day period, and Landlord, in its sole discretion consents to such removal, Agent shall be liable for all of Landlord’s costs incurred in connection with storage at the Premises, removal and storage elsewhere, and with any aborted sale and notices and advertising therefor. Further, within ninety (90) days after expiration of such eighteen (18) day period, with respect to all such Limited Collateral deemed abandoned, Agent shall file and/or record, in the formal record system for perfection of security interests of applicable jurisdictions, appropriate documentation evidencing the abandonment, release and termination of Agent’s security interest in such Limited Collateral and Agent shall deliver to Landlord a copy of such documents filed and/or recorded.

7 To the extent permitted by law, Agent shall protect, defend, indemnify and hold harmless Landlord and its agents and managers from and against any and all actions, causes of action, claims, losses, costs, expenses, damages and liabilities, including without limitation reasonable attorneys’ fees, arising out of or in any way connected with the acts or negligence of Agent in connection with any entry to the Premises or the project in which the Premises is located.

8 All representations, warranties and indemnifications made or given by Agent herein, together with any causes of action, rights and remedies which Landlord has or may have as a result of a breach of any term of this Consent, shall survive any expiration or termination of this Consent.

9 Intentionally omitted.

10 This Consent is only a subordination of lien rights with express terms and conditions of a right of entry; and shall not be deemed or construed to be a consent to anything else including, but not limited to, alterations on the Premises.

Exhibit D - Page 3

11 Landlord makes no representation or warranty as to the ownership of the Limited Collateral or the priority of the security interest of the Agent. Agent acknowledges that Landlord, at the request of Tenant, has previously been asked may in the future be asked to execute one or more such consents in favor of other personal property lenders and/or personal property lessors. Landlord is under no duty whatsoever to advise Agent in the event the Limited Collateral described herein shall be scheduled or claimed by any other such lender or personal property lessor. Tenant and Agent hereby agree that Landlord shall have no liability arising out of or relating to the entry by Agent upon the Premises for the purpose of removal of the Limited Collateral.

12 At all times during any entry by Agent for the purpose of removal of any of the Limited Collateral from the Premises under this consent, Agent shall maintain comprehensive general liability insurance, on an occurrence basis, in the amount of at least Five Million dollars ($5,000,000.00), covering the acts and omissions of Agent, its agents and contractors, issued by reputable companies licensed to do business in California, and naming Landlord as an additional insured. Prior to any such entry Agent shall provide Landlord with a certificate of such insurance reasonably satisfactory to Landlord. So long as General Electric Capital Corporation, a Delaware corporation, is the Agent acting on behalf of Lenders and personally holds the security interest in the Limited Collateral as such Agent, then its insurance shall not be required to name Landlord as additional insured and a certificate of insurance shall not be required.

13 This Consent may not be modified or amended except by written agreement of the parties hereto.

14 This Agreement may not be recorded.

15 All notices required to be given hereunder shall be in writing, and shall be mailed by certified mail, return receipt requested, or by nationally recognized overnight courier service that provides proof of delivery. Notices shall be deemed effective upon the date actually received, date receipt is refused or date of inability to deliver due to change of address without notice.

Notices to Landlord shall be addressed:

Metropolitan Life Insurance Company

425 Market Street, Suite 1050

San Francisco, California 94105

Attention: Director, EIM

with copies to the following:

Metropolitan Life Insurance Company

425 Market Street, Suite 1050

San Francisco, California 94105

Attention: Associate General Counsel

Exhibit D - Page 4

Notices to Agent shall be addressed:

General Electric Capital Corporation

c/o GE Healthcare Financial Services, Inc., LSF

83 Wooster Heights Road, Fifth Floor

Danbury, CT 06810

Attention: Senior Vice President of Risk

Phone: (203) 205-5200

Facsimile: (203) 205-2192

with a copy to:

General Electric Capital Corporation

c/o GE Healthcare Financial Services, Inc.

Two Bethesda Metro Center, Suite 600

Bethesda, MD 20814

Attention: General Counsel

Phone: (301) 961-1640

Facsimile: (301) 664-9866

Notices to Tenant shall be addressed:

Codexis, Inc.

200 Penobscot Drive

Redwood City, California 94063

Attention: Director of Finance

16 In the event either party shall bring any action against the other for any matter arising out of or relating to this Consent, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs.

17 This Consent shall be binding upon and inure to the benefit of the respective heirs, administrators, successors and assigns to the parties hereto.

18 Each of Agent, Landlord and Tenant separately and for itself warrants and represents that the person or persons signing below is or are duly authorized to execute this Consent on its behalf.

Exhibit D - Page 5

IN WITNESS WHEREOF, the undersigned have duly executed this Landlord’s Consent to Encumbrance of Limited Collateral as of the day and year first above written.

LANDLORD:	AGENT:

METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation	GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation

By:	By:
Name:	Name:
Its:	Its:

AGREED, as of the day and year first above written, for the purposes of the Recitals, Section 5, Section 11 and Sections 13 through 18 hereof.

TENANT:
CODEXIS, INC., a Delaware corporation

By
Name:
Its

Exhibit D - Page 6

EXHIBIT A

TO LANDLORD’S CONSENT TO ENCUMBRANCE OF LIMITED COLLATERAL

DESCRIPTION OF COLLATERAL

Certain assets of Tenant, including, without limitation, all of Tenant’s cash, cash equivalents, accounts, books and records, goods, inventory, machinery, equipment, furniture and trade fixtures (such as equipment bolted to floors), together with all addition, substitutions, replacements and improvements to, and proceeds, including, insurance proceeds, of the foregoing, but excluding building fixtures (such as plumbing, lighting and HVAC systems) (collectively, the “Collateral”)

DESCRIPTION OF LIMITED COLLATERAL

The “Limited Collateral” shall mean the following personal property owned by Tenant: all of Tenant’s cash, cash equivalents, accounts, books and records, goods, inventory, machinery not permanently affixed to the Premises, equipment not permanently affixed to the Premises, furniture and trade fixtures not permanently affixed to the Premises, together with all addition, substitutions, replacements and improvements to, and proceeds, including, insurance proceeds, of the foregoing, and for avoidance of doubt the following shall not be part of the “Limited Collateral”: (a) walls, ceilings, flooring, building fixtures (such as plumbing, power, lighting and HVAC systems), including without limitation all improvements made as part of the Special Tenant Work (as defined in the Third Amendment to Lease dated as of                 , 2008); (b) all improvements installed in the 640 Galveston Space (as defined in the Second Amendment to Lease dated as of March 9, 2007) by Landlord prior to March 9, 2007 or thereafter permanently affixed to the 640 Galveston Space, including, without limitation, all lab benches and corresponding casework, lab sinks, lab hoods, supplemental or special ventilating and air conditioning equipment, and any and all lab installations and fixtures, unless pursuant to express provision of the Lease or a written agreement between Landlord and Tenant, Tenant is permitted or required to remove a specified item or items and such item or items is listed below; and (c) insurance proceeds to which Landlord is entitled pursuant to the Lease, including without limitation, insurance proceeds of any tangible property, machinery, equipment or trade fixtures which is permanently affixed to the Premises. For the avoidance of doubt, the term “permanently affixed” in the preceding sentence shall not be construed to mean otherwise free-standing equipment that has been secured to the Premises for the primary purpose of seismic stability and/or the prevention of theft. If pursuant to Section 4 of the Third Amendment, Landlord has agreed in writing, in response to written request made by Tenant, that specified equipment or trade fixtures paid for entirely by Tenant (without reimbursement in full or part out of any funds provided by Landlord) be included as part of the Limited Collateral, which items shall be specifically identified in writing delivered by Tenant to Landlord, including the building address and location within the building where the items are located, such items shall be listed below and thereby be part of the Limited Collateral.

[IF APPLICABLE, SPECIFICALLY LIST ITEM OF EQUIPMENT AND LOCATION BY BUILDING ADDRESS & LOCATION WITHIN THE BUILDING.]

Exhibit D - Page 7